UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 30, 2015

E-QURE CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-54862

Delaware	47-1691054
(State of Incorporation)	(I.R.S. Employer Identification No.)

20 West 64th Street, Suite 39G, New York, NY	10023
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (972) 8-916-7333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 30, 2015, E-Qure Corp., a Delaware corporation (the "Registrant" or the " Company"), entered into an exclusive distribution agreement (the "Distribution Agreement") with Chemipal Ltd, a public Company organized under the laws of Israel and listed on the Tel-Aviv Stock, that has been engaged in the distribution of medical products in Israel since 1941 ("Chemipal" to the "Distributor"). Under the Distribution Agreement, the Registrant has granted Chemipal exclusive distribution rights to the Registrant's medical device for the treatment of chronic wounds (the "BST Device") and the ac Companying disposable electrodes (collectively, the "Products") in Israel and the parties have agreed as follows:

(i) the Company will supply the Distributor with an initial inventory of 40 BST Devices and 1,200 disposable electrodes on a consignment basis;
(ii) the Company will re-supply the Distributor with Products from time-to-time, based upon payment by the Distributor to the Company;
(iii) based upon demand for the Products, the parties will reevaluate and increase the size of the inventory as demand for the Products increase;
(iv) the Distributor will use the BST Device for treatment of patients and rent the BST Device to hospitals, long-term care facilities, medical centers and clinics and other potential users;
(v) proceeds from BST Device rentals and electrode sales will be made to the Company on a monthly basis and the revenues from rental and sale of the Products will be divided equally between the Company and the Distributor.

The Distribution Agreement is for an initial term of 10 years, (the "Initial Term") subject to a minimum quota for a period of 2 consecutive years, and the Company has the right to terminate the Distribution Agreement by six months prior written notice to the Distributor. The Initial Term shall be subject to automatic 5 year extensions unless either party gives a written termination notice 12 months prior to the expiration of any term.

A copy of the Distribution Agreement is attached as Exhibit 10.17 hereto.

Item 9.01 Financial Statements and Exhibits

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
10.17	Distribution Agreement between the Company and Chemipal Ltd, dated July 30, 2015, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
E-QURE CORP.

By:	/s/ Ohad Goren
Name:	Ohad Goren
Title:	Chief Executive Officer

Date: July 30, 2015